Execution Version

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198	JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, New York 10020

PERSONAL AND CONFIDENTIAL
August 1, 2024
Outbrain Inc.
111 West 19th Street, 3rd Floor
New York, NY 10001
United States
Attention:    Veronica Gonzalez
Chief Administrative Officer and General Counsel
PROJECT ACTIVATE
Commitment Letter
Ladies and Gentlemen:
Goldman Sachs Bank USA (“Goldman Sachs”), Jefferies Finance LLC (“Jefferies”) and Mizuho Bank, Ltd. (“Mizuho” and, collectively with Goldman Sachs and Jefferies, the “Commitment Parties,” “we” or “us”) are pleased to confirm the arrangements under which (i) Goldman Sachs is appointed by Outbrain Inc., a Delaware corporation (the “Company” or “you”), to act as a lead arranger and bookrunner for the Revolving Facility and the Bridge Facility (each, as defined below), (ii) Jefferies and Mizuho are appointed by you to act as arrangers and bookrunners for the Revolving Facility and the Bridge Facility, (iii) Goldman Sachs is appointed by you to act as sole administrative agent and collateral agent for the Revolving Facility and Bridge Facility and (iv) each Commitment Party commits to provide the Revolving Facility and the Bridge Facility on the terms set forth herein, the availability and funding in the case of the Bridge Facility, and the effectiveness in the case of the Revolving Facility of which shall be subject only to the satisfaction (or waiver by the Commitment Parties) of the Funding Conditions (as defined below) (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in Annexes A, B or C, as the context may require.
You have informed us that the Company intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of Teads, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Target” and, together with its subsidiaries, the “Acquired Business”) and its subsidiaries pursuant to the Share Purchase Agreement, dated as the date hereof, by and among the Company, Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, the “Seller”), and the Target (including the exhibits, schedules and all related documents thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), for the consideration set forth in the Acquisition Agreement (the

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“Acquisition Consideration”). You have also informed us that the Acquisition and related transaction fees and expenses are expected to be financed from a combination of the following: (i) existing liquidity sources, including available cash of the Company, (ii) the issuance by the Company of 35,000,000 shares of common stock of the Company and $105,000,000 of convertible preferred shares of the Company, in each case, to the Seller, (iii) $750,000,000 of financing consisting of (A) the borrowing by OT Midco, Inc., a Delaware corporation and wholly owned subsidiary of the Company to be formed after the date hereof (“Midco”), of a term loan (the “Term Loan”), and/or the issuance by Midco of debt securities (together with the Term Loan, collectively, the “Permanent Financing”) or (B) to the extent Midco does not issue the Permanent Financing on or before the time the Acquisition is consummated, a borrowing by Midco of loans (the “Bridge Loans”) under a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $750,000,000 minus the amount of gross proceeds from the Permanent Financing available to Midco on the Closing Date to consummate the Acquisition having the terms set forth on Annex B (the “Bridge Facility”), and (iv) borrowings under the Revolving Facility (as defined below) on the terms and subject to the limitations set forth in Annex A.
You have further informed us that the Company also intends to establish a $100,000,000 senior secured revolving credit facility (the “Revolving Facility” and together with the Bridge Facility, the “Facilities”), having the terms set forth on Annex A, the proceeds of which may be used by the Company as specified in clause (iv) above for working capital and general corporate purposes (the transactions referred to in the sentence above and in this sentence are collectively referred to herein as the “Transactions”).
1.Commitments; Titles and Roles.
(i) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as the global coordinator, lead arranger and bookrunner (the “Lead Arranger”), (ii) each of Jefferies and Mizuho are pleased to confirm its agreement to act, and you hereby appoint each of Jefferies and Mizuho to act, as an arranger and bookrunner (together with the Lead Arranger, the “Arrangers”) and (iii) Goldman Sachs is pleased to confirm its agreement to act, and you hereby appoint Goldman Sachs to act, as sole collateral and administrative agent (the “Administrative Agent”) in each case for the Facilities. Goldman Sachs will appear on the top left of the cover page of any marketing materials for the Bridge Facility, if any, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, including communications to the market with respect to the Bridge Facility.
Each Arranger is pleased to commit to provide the percentage of the Facilities set forth in the column opposite its name in Schedule A (each in such capacity, an “Initial Lender”); provided that, the amount of the Bridge Facility and the commitments of the Commitment Parties hereunder in respect of the Bridge Facility shall be automatically reduced on a pro rata basis after the date hereof in each case as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Annex B hereto. It is understood and agreed the commitments of the Commitment Parties hereunder to fund the Bridge Facility shall be several and not joint.
Our fees for our commitment and for services related to the Facilities are set forth in a separate arranger fee letter (the “Arranger Fee Letter”) entered into by the Company and the Arrangers on the date hereof and the agency fee letter (the “Agency Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”) entered into by the Company and Goldman Sachs on the date hereof. No additional agents, co-agents or arrangers will be appointed, no other titles awarded and no compensation

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(except as set forth in this Commitment Letter or in the Fee Letters) will be paid in order to obtain commitments in connection with the Facilities, unless you and we shall so agree.
2.Conditions Precedent.
The Commitment Parties’ respective commitments and agreements are subject only to (i) in respect of the Bridge Facility, the execution and delivery of a bridge loan agreement (the “Bridge Loan Agreement”), in respect of the Revolving Credit Facility, the execution and delivery of a revolving credit loan agreement (the “Revolving Loan Agreement”) and, in each case, the other related definitive documents (collectively, the “Loan Documents”), in each case by the applicable Borrower (as such term is defined in Annex A, with respect to the Revolving Credit Facility, and Annex B, with respect to the Bridge Facility) on the terms set forth in this Commitment Letter (it being agreed that the parties shall cooperate in good faith to prepare and finalize the Loan Documents reasonably in advance of the projected consummation of the Acquisition to ensure a timely and orderly closing of the Acquisition as and when required under the Acquisition Agreement); (ii) the Company having engaged, not later than the Signing Date, one or more investment and/or commercial banks satisfactory to us and you (collectively, the “Financial Institution”) to arrange or place the Permanent Financing on terms and conditions reasonably satisfactory to us (it being understood that your execution of that certain engagement letter delivered by you to the Arrangers concurrently with the execution of this Commitment Letter satisfied such condition); and (iii) the conditions set forth in Annex C hereto. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to the availability and funding of the Bridge Facility on the Closing Date and the effectiveness of the Revolving Facility are set forth (i) in this paragraph and (ii) in Annex C hereto (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) hereunder, and there will be no conditions (implied or otherwise) under the Loan Documents, to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters, the Loan Documents or otherwise) other than the Funding Conditions, and upon satisfaction (or waiver by the Commitment Parties) of the Funding Conditions, the funding requested by the applicable Borrower under the Bridge Facility on the Closing Date shall occur and the Revolving Facility shall become effective.
Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations the making or accuracy of which will be a condition to the availability and funding of the Facilities on the Closing Date will be (i) the representations made by the Seller with respect to the Target in the Acquisition Agreement as are material to the interests of the Commitment Parties (in their capacities as such), but only to the extent that the Company or its applicable affiliates have the right not to consummate the Acquisition, or to terminate their respective obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct (the “Acquisition Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities will be such that they do not impair the availability or funding of the Facilities on the Closing Date if the Funding Conditions are satisfied or waived by the Commitment Parties (it being understood that (x) nothing in the preceding clause (a) will be construed to limit the applicability of the Funding Conditions and (y) to the extent any Collateral (as such term is defined in Annex A, with respect to the Revolving Credit Facility, and Annex B, with respect to the Bridge Facility), including the creation or perfection of any security interest, cannot be provided and/or perfected on the Closing Date (other than the creation, grant and perfection of security interests to be provided by any entity incorporated or organized in the United States in assets with respect to which a lien may be perfected by the filing of a financing statement under the

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Uniform Commercial Code in the United States) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date but shall be required to be provided, delivered and/or perfected as soon as reasonably practicable after the Closing Date and in any event within 90 days after the Closing Date (or such longer period as mutually agreed between you and the Administrative Agent).
As used herein, “Specified Representations” means representations made by the applicable Borrower in the Loan Documents relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of the Loan Documents; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Schedule I to Annex C hereto); no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Facilities not violating (w) OFAC and other sanctions laws and other anti-terrorism laws; (x) FCPA and other anti-corruption laws; (y) the Patriot Act (as defined below); and (z) subject to clause (ii) of the preceding paragraph, the creation, validity and perfection of the applicable Administrative Agent’s security interest in the Collateral. The terms of this Section 2 are referred to as the “Certain Funds Provision”.
3.[Reserved].
4.Information.
The Company represents that (i) all written information (and all information in slides accompanying a formal presentation) (in each case other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided directly or indirectly by the Acquired Business or the Company to the Commitment Parties or the Lenders in connection with the Transactions (the “Information”) is and will be, in each case as of the date furnished, when taken as a whole, complete and correct in all material respects and does not and will not contain, in each case as of the date furnished, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto); provided, that such representation with respect to Information regarding the Seller, the Acquired Business and their respective representatives is made to the Company’s knowledge; and (ii) the projections and other forward-looking information that have been made available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business to the Company’s knowledge, or the Borrowers and the Company in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Company’s control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations of the preceding sentence would be incorrect in any material respect if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (and with respect to the Acquired Business, use commercially reasonably efforts to the extent practical and appropriate and consistent with the Acquisition Agreement to cause the Acquired Business to

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supplement), the Information and furnish new projections so that such representations will be correct in all material respects in light of the circumstances under which such statements are made (to your knowledge insofar as it applies to Information regarding the Seller or the Acquired Business). In arranging the Facilities, we will be entitled to use and rely on the Information and projections without responsibility for independent verification thereof. We have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Acquired Business or any other party or to advise or opine on any related solvency issues. Notwithstanding the foregoing, it is understood that each Commitment Party’s commitments hereunder are not subject to or conditioned upon the accuracy of the representations or compliance with the covenants set forth in this Section 4, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, the accuracy of such representations or the compliance with such covenants shall not constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.
5.Indemnification and Limitation of Liability.
In the event that any Commitment Party or its affiliates (each such person, a “Protected Party”) is subjected to any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (together, the “Letters”), the Company agrees to reimburse such Protected Party upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including reasonable costs of any investigation and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for all Protected Parties taken as a whole and, if reasonably necessary, a single local counsel for all Protected Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or reasonably perceived conflict of interest between Protected Parties where the Protected Parties affected by such conflict inform you of such conflict, one additional counsel in each relevant jurisdiction to each group of affected Protected Party similarly situated taken as a whole). The Company also agrees to indemnify and hold each Protected Party and such Protected Party’s respective officers, directors, employees, agents, members and controlling persons of each of the foregoing harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, the Acquisition, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities (whether or not such investigation, litigation, claim or proceeding is brought by you, any of your affiliates or any third parties), except to the extent that such loss, claim, damage or liability (a) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Protected Party or Related Protected Party (as defined below) or (y) a material breach of the obligations of such Protected Party or Related Protected Party under any of the Letters or any Loan Document; or (b) arises from any dispute among Protected Parties or any Related Protected Parties of the foregoing other than any claims against a Protected Party in its capacity or in fulfilling its role as an agent or arranger role with respect to the Facilities and other than any claims arising out of any act or omission on the part of the Company or its affiliates or the Acquired Business (collectively, the “Indemnification Carve-outs”). In addition, such indemnity shall not, as to any Protected Party, be available with respect to any settlements effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your consent, you agree to indemnify and hold harmless each Protected Party in the manner set forth above subject to the Indemnification Carve-Outs (for the avoidance of doubt, it being understood that if there is a final judgment in any such proceeding, the indemnity set forth above shall apply (subject to the exceptions

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thereto set forth above)). The reimbursement and indemnity obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of such Protected Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Protected Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Protected Party, any such affiliate and any such person. The Company also agrees that neither any Protected Party nor any Related Protected Party will be liable to the Company or any other person for any claims in connection with, or as a result of, performing the services that are the subject of this Commitment Letter, except in the case of the Company to the extent such damages incurred by the Company have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Protected Party in performing the services that are the subject of this Commitment Letter or the material breach by such Protected Party of its obligations under this Commitment Letter (it being understood that the failure of any Protected Party to fund or provide all or any portion of the Facilities when required under the terms of this Commitment Letter shall be considered such a material breach), provided, however, that in no event shall such Protected Party or Related Protected Party have any liability for any special, indirect, consequential or punitive damages related to the Letters, the Acquisition, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities. Neither the Company nor any of its affiliates will be responsible or liable to the Protected Parties or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of the Acquisition, the Letters, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities, other than to the extent such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Protected Party is entitled to indemnification. Each Protected Party shall be severally obligated to refund or return any and all amounts paid by you under this Section 5 to the extent such Protected Party is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a final, non-appealable judgment of a court of competent jurisdiction). The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Letters.
For purposes hereof, a “Related Protected Party” of a Protected Party means (a) any controlling person or controlled affiliate of such Protected Party, (b) the respective directors, officers, or employees of such Protected Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Protected Party or any of its controlling persons or controlled affiliates, in each case acting on behalf of or at the instructions of such Protected Party, controlling person or such controlled affiliate.
In addition, whether or not the Closing Date occurs, you hereby agree to pay (or cause to be paid) for all reasonable and documented out-of-pocket costs and expenses, legal counsel fees and expenses, expenses for printing, reproduction, document delivery, travel and communication and marketing costs (but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such persons, taken as a whole)) incurred in connection with the arrangement and execution of the Facilities, as well as the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letters and the applicable financing documentation.

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6.Assignments.
Other than provided herein, this Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Section 5, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided that Goldman Sachs may without notice to you and without any consent required, assign its rights and obligations hereunder to any of its affiliates (including Goldman Sachs Lending Partners LLC).
Notwithstanding the foregoing, the Arrangers reserve the right to sell-down a portion of the Bridge Facility to one or more banks and financial institutions; provided, that notwithstanding anything in this Commitment Letter or any other letter agreement or other undertaking concerning the financing of the transactions to the contrary and other than in relation to any sell-down, assignment or transfer between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Bridge Facility or provide its applicable percentage of its commitments in respect of the Revolving Facility on the Closing Date) in connection with any sell-down, assignment or other transfer, until after the initial funding of the Bridge Facility and establishment of the Revolving Facility on the Closing Date, (b) no such sell-down, assignment or other transfer shall become effective with respect to any portion of the Commitment Parties’ commitments in respect of the applicable Facilities until the initial funding of the Bridge Facility and establishment of the Revolving Facility on the Closing Date, and (c) unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. You agree to use commercially reasonable efforts to ensure that such sell-down efforts benefit from your existing lending and investment banking relationships and to provide the information that is reasonably requested by the Arrangers in connection with such efforts. Finally, you agree to consult with the Arrangers regarding any issuance of debt that would reasonably be expected to materially and adversely impair its sell-down efforts with respect to the Bridge Facility.
In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties. Neither this Commitment Letter nor the Fee Letters may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.
7.Confidentiality.
This Commitment Letter, the Fee Letters and any written communications provided by the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed by you to any other person without our prior written consent except, after providing written notice to the Commitment Parties (to the extent reasonably practicable and not prohibited by applicable law), pursuant to a subpoena or order issued by a court of competent jurisdiction or a request by a regulatory, judicial, administrative or legislative body or committee; provided that we

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hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters and such communications and discussions to the Company’s and its affiliates’ respective officers, directors, employees and advisors (including legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Transactions (including in connection with providing accounting and tax advice to the Company and its affiliates) on a confidential basis, (ii) this Commitment Letter, the Fee Letters or the information contained herein and therein to the Seller and the Acquired Business and their respective officers, directors, employees, agents and advisors (including legal counsel, independent auditors and other experts or agents) in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential, (iii) this Commitment Letter and the Fee Letters as required by applicable law or compulsory legal process required or requested by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent reasonably practicable and not prohibited by applicable law), (iv) on or following the Signing Date, the content and substance of any portion of this Commitment Letter (but not the Fee Letters other than the existence thereof) in any required public filing, (v) the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Permanent Financing or in any public filing relating to the Transactions, in each case in a manner which does not disclose the fees payable pursuant to the Fee Letters (except in the aggregate), (vi) this Commitment Letter and the information contained herein and the Fee Letters in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (vii) the information contained in Annexes A and B hereto in any prospectus or other offering memorandum relating to the Permanent Financing and (viii) the information contained in Annexes A and B hereto to Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Inc. (“S&P”); provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with us. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is one year following the termination of this Commitment Letter in accordance with its terms unless earlier superseded by the Loan Documents.
Each Commitment Party will use all information received by them from you in connection with the Acquisition and the related transactions solely for the purposes of providing the services or commitments, as the case may be, that are the subject of this Commitment Letter and will treat as confidential all information provided to it by or on behalf of the Company, the Seller or the Acquired Business or any of your or their respective subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer publicly to such information without the Company’s prior written consent; provided, however, that nothing herein will prevent each Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law or compulsory legal process or upon the request or demand of any regulatory authority purporting to have jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent practicable and not prohibited by applicable law and to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (b) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Commitment Party, its affiliates or any other person described in clause (c) below, (c) to such Commitment Party’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis and who have agreed to treat such information confidentially in

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accordance with the terms hereof (it being understood that such Commitment Party shall be responsible for any breach by any such person, (d) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company or its obligations under the Facilities, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with customary market standards for the dissemination of such type of information, (e) to market-data collectors as reasonably determined by the Commitment Parties in consultation with the Borrower; provided that such information is limited to Annexes A and B hereto and is supplied only with a prior Company’s consent, (f) to service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Facilities; provided that such information is limited to the existence of this Commitment Letter and information required by them to perform their services about the Facilities and such persons are subject to confidentiality arrangements substantially similar to those contained herein, (g) received by such Commitment Party on a non-confidential basis from a source (other than you, the Seller, the Acquired Business or any of your or their respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Commitment Party to be prohibited from disclosing such information to such Commitment Party by a legal, contractual or fiduciary obligation, (h) for purposes of establishing a “due diligence” defense or (i) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby or enforcement hereof or thereof. The Commitment Parties’ obligation under this provision shall remain in effect until the earlier of (x) two years from the date hereof and (y) the execution and delivery of any Loan Documents by the parties thereto, at which time any confidentiality undertaking in such Loan Documents shall supersede the provisions in this paragraph.
8.Absence of Fiduciary Relationship; Affiliates; Etc.
As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Company, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Company, the Seller, the Acquired Business or their affiliates. In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the

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Affiliated Parties shall have no obligation to disclose such information, or the fact that the Affiliated Parties are in possession of such information, to the Company or to use such information on the Company’s behalf.
Consistent with the Affiliated Parties’ policies to hold in confidence the affairs of their customers, the Affiliated Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of their other customers. Furthermore, you acknowledge that no Affiliated Party nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
The Affiliated Parties may have economic interests that conflict with those of the Company, its equity holders and/or its affiliates. You agree that each Affiliated Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party and the Company, its equity holders or its affiliates. You acknowledge and agree that the Transactions and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) the Affiliated Parties have not assumed an advisory or fiduciary responsibility in favor of the Company, its equity holders or its affiliates with respect to the Transactions (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such Transactions and the process leading thereto. The Company agrees that, solely in connection with the Facilities and the services described in this Commitment Letter and the Fee Letters, it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such Transactions or the process leading thereto.
As you know, Goldman Sachs & Co. LLC has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The Company agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning the Company, the Seller, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.
In addition, the Affiliated Parties do not provide accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are

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provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Transactions but does not include information relating to the identity of the parties hereto or any of their respective affiliates.
9.Miscellaneous.
The Commitment Parties’ commitments and agreements hereunder will terminate at 11:59 p.m., New York City time, on the date on which the first of the following occurs (i) the consummation of the Acquisition (with or without funding of the Facilities and/or issuance of the Permanent Financing), (ii) with respect to the commitments under the Bridge Facility only, upon the issuance of Permanent Financing into escrow provided the Permanent Financing is held in escrow under conditions that are not more onerous than the conditions to funding the Bridge Loans, (iii) the termination of the Acquisition Agreement in accordance with its terms, (v) August 1, 2025 (the “Long Stop Date”) if the Acquisition has not been consummated prior to such date, provided that if the Termination Date (as defined in the Acquisition Agreement in effect as of the Signing Date) is extended beyond the Long Stop Date in accordance with Section 9.1(e) of the Acquisition Agreement as in effect on the Signing Date, then the Long Stop Date shall automatically be extended to February 1, 2026 if either (A) the Company has (1) delivered prior to August 1, 2025 a preliminary offering memorandum customary for a bona fide offering of debt securities under Rule 144A and/or Regulation S under the Securities Act of 1933 (which offering memorandum shall be complete for such purposes other than with respect to those portions of an offering memorandum customarily provided by an investment bank or their counsel, including the “Description of Notes” and the “Plan of Distribution”) along with customary draft comfort letters with respect to the financial information in such offering memorandum and customary draft legal opinions relating to such offering and (2) provided the Managers (as defined in the Engagement Letter, dated the date hereof, among the Company, Goldman Sachs & Co. LLC, Jefferies LLC and Mizuho Securities USA LLC (the “Engagement Letter”) with a bona fide opportunity to consummate an offering of the Permanent Financing (as defined in the Engagement Letter) into escrow and/or a marketing period of not less than 15 business days beginning on the date of delivery of the offering memorandum referred to in the preceding subclause (1), including by making members of senior management available for meetings with prospective investors, or (B) the Company has paid or caused to be paid to the Administrative Agent, for the ratable account of the Commitment Parties in respect of their respective Commitments under the Bridge Facility, on August 1, 2025, a fee equal to 1.00% of the aggregate amount of the Commitments in respect of the Bridge Facility immediately prior to August 1, 2025 (the earliest date in clauses (i) through (v) being the “Commitment Termination Date”); provided that the termination of the commitments and agreements hereunder pursuant to this paragraph does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.
Subject to the following paragraph, the Company may terminate this Commitment Letter or reduce any of the Commitments (on a pro rata basis) hereunder at any time by written notice to the Arranger, provided that the Bridge Facility shall not be reduced by the Company to be below $400,000,000.
The provisions set forth under Sections 4, 5, 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Loan Agreement and the Revolving Loan Agreement)

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and this Section 9 hereof and the provisions of the Fee Letters will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.
Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws; provided, that (i) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Acquisition Representations and whether as a result of any inaccuracy thereof the Company or its affiliates have the right to terminate their respective obligations under the Acquisition Agreement, or to decline to consummate the Transactions pursuant to the Acquisition Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Each of the Commitment Parties hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow each Commitment Party and such Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Commitment Party and each Lender.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. The words “execution”, “signed,” “signature” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National

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Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.
Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the satisfaction (or waiver by the Commitment Parties) of the Funding Conditions.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to the Commitment Parties (or their legal counsel) on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on August 1, 2024. If this Commitment Letter and the Fee Letters have not been signed and returned as described in the preceding sentence, this offer will terminate at such time. We look forward to working with you on this transaction.
[Remainder of page intentionally left blank]

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Very truly yours,
GOLDMAN SACHS BANK USA
By:	/s/ Himanshu Bagchi
Name: Himanshu Bagchi
Title: Authorized Signatory

[Signature Page to Project Activate - Commitment Letter]

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Very truly yours,
JEFFERIES FINANCE LLC
By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

    [Signature Page to Project Activate - Commitment Letter]

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Very truly yours,
MIZUHO BANK, LTD.
By:	/s/ John Davies
Name: John Davies
Title: Managing Director
[Signature Page to Project Activate - Commitment Letter]

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ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:
OUTBRAIN INC.
By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer

[Signature Page to Project Activate - Commitment Letter]

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SCHEDULE A
1.Bridge Facility Commitments

Commitment Party	Bridge Facility Commitment Percentage
GOLDMAN SACHS BANK USA	58.333%
JEFFERIES	20.0%
MIZUHO	21.667%

2.Revolving Facility Commitments

Commitment Party	Revolving Facility Commitment Percentage
GOLDMAN SACHS BANK USA	40.0%
MIZUHO	35.0%
JEFFERIES	25.0%

Schedule A

ANNEX A
Project Activate
Terms of the Revolving Facility
Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex A is attached.

Borrower:
Outbrain Inc. (the “Borrower”). In addition, prior to the Closing Date, the Borrower will be entitled to designate any wholly-owned subsidiary of the Borrower incorporated or organized, as applicable, and existing in the US, United Kingdom or such jurisdictions in the European Union to be agreed, as an additional borrower under the Revolving Facility, (subject to completion of KYC satisfactory to the Administrative Agent and the Revolving Arrangers; and Outbrain Inc., remaining as a Borrower).

Purpose/Use of Proceeds:	The proceeds of the Revolving Facility may be used (i) on the Closing Date to pay a portion of the cash consideration for, and the fees and expenses incurred in connection with, the Transactions in an amount not to exceed $20,000,000 and (ii) after the Closing Date, for working capital and general corporate purposes.
Revolving Arrangers:
Goldman Sachs Bank USA (“Goldman Sachs” and, together with Jefferies Finance LLC (“Jefferies”) and Mizuho Bank, Ltd. (“Mizuho” and, together with Goldman Sachs and Jefferies, the “Revolving Arrangers”).

Business Day:	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.
Administrative Agent:	Goldman Sachs (in its capacity as administrative agent and collateral agent, the “Administrative Agent”) and will perform the duties customarily associated with such role.
Lenders:
Goldman Sachs, Jefferies, Mizuho and other lenders who become lenders in accordance with the Section entitled “Assignments and Participations” set forth below (each, a “Lender” and, collectively, the “Lenders”).

Annex A-1

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Ranking:	The Revolving Facility will be a senior secured obligation of the Borrower and the Guarantors and will be secured on a first priority basis with the Collateral, provided that with respect to application of proceeds from enforcement or distressed disposals of Collateral, it shall rank super senior to the Bridge Loans and any Permanent Financing.
Revolving Facility:	$100,000,000 in aggregate principal amount of senior secured revolving credit facility (the “Revolving Loans” and “Revolving Facility”).
Letters of Credit:
$10,000,000 of the Revolving Facility will be available to the Borrower and its subsidiaries in the form of letters of credit. Letters of credit will be issued by Goldman Sachs, Jefferies, Mizuho and any each other Lender that agrees in writing to accept its appointment as an Issuing Bank (provided that (i) Goldman Sachs or its designated lending affiliate will only issue standby letters of credit and (ii) Jefferies will only issue standby letters of credit denominated in U.S. dollars) (each, in such capacity, an “Issuing Bank”); provided that, each Lender’s obligation to issue letters of credit shall not exceed a portion of the letter of credit sublimit determined based on such Lender’s ratable percentage of the aggregate commitments under the Revolving Facility on the Closing Date. Each letter of credit will be denominated in U.S. dollars and, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, will expire not later than the earlier of (a) twelve months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for extension thereof for additional periods of up to twelve months on customary terms (which in no event will extend beyond the date referred to in clause (b) above). Drawings under any letter of credit will be reimbursed by the Borrower within one business day or if not reimbursed will automatically and unconditionally increase Revolving Loans. Notwithstanding the foregoing, unless otherwise agreed by a Lender in its sole discretion, such Lender (in its capacity as an Issuing Bank) shall not be required to issue letters of credit other than standby letters of credit.

Annex A-2

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Availability:
Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date (as defined below) (without premium or penalty) and prior to the Maturity Date. Letters of Credit may be issued at any time on and after the Closing Date and at any time prior to date set forth in clause (b) of the first paragraph of the section of this Exhibit A entitled “Letters of Credit”.

Maturity:
Five years following the Closing Date; provided that, in the event of the issuance or borrowing of any Permanent Financing with a scheduled maturity prior to the 91st day after the fifth anniversary of the Closing Date, the scheduled maturity of the Revolving Facility shall be 91 days prior to the earliest scheduled maturity of such Permanent Financing, if, as of the date that is 91 days prior to the fifth anniversary of the Closing Date, such Permanent Financing is not refinanced (including by way of a modification thereto) with indebtedness that has a scheduled maturity that is later than the 91st day following the fifth anniversary of the Closing Date.

Closing Date:	The date the Borrower (or its affiliates) consummates the Acquisition using proceeds from the Bridge Facility, the Revolving Facility and/or the Permanent Financing (the “Closing Date”).
Acquisition Closing Date:	The date on which the Acquisition is consummated (the “Acquisition Closing Date”).
Interest Rate:	All amounts outstanding under the Revolving Facility will bear interest at the Term SOFR plus the Applicable Margin.

As used herein, the term “Term SOFR” will have meaning customary and appropriate for financings of this type and the basis for calculating accrued interest and the interest periods for loans bearing interest at Term SOFR will be customary and appropriate for financings of this type.

The Revolving Loan Agreement will contain customary fallback and successor rate provisions.

Annex A-3

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“Applicable Margin” means a percentage per annum equal to, in the case of loans based on the Term SOFR, 4.25%.
In the event the Term SOFR is less than 0.00%, the Term SOFR will be deemed to be 0.00%.

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Revolving Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.
“Term SOFR Loans” means loans bearing interest based upon Term SOFR.

Interest Payments:	Except as set forth below, on the last day of selected interest periods (which will be one, three and six months) for loans bearing interest with reference to the Term SOFR (and at the end of every three months, in the case of interest periods of longer than three months) and, upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year comprised of 12 30-day months.
Revolving Commitment Fees:	With respect to the Revolving Facility, the Borrower will pay an unused commitment fee at a rate equal to 0.50% with 1 stepdown to 0.375% at 0.50x lower than the consolidated senior secured net leverage ratio on the Closing Date.
Letter of Credit Fees:
With respect to letters of credit issued under the Revolving Facility, the Borrower will pay a fee per annum equal to the Applicable Margin for Term SOFR Loans, payable in arrears at the end of each quarter and upon termination of the Revolving Facility. Such fees will be distributed to the applicable Lenders pro rata in accordance with their commitments under the Revolving Facility. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee to be agreed as between the Borrower and the applicable Issuing Bank (but not to exceed 12.5 bps) on the aggregate available balance of outstanding letters of credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon termination of the Revolving Facility, and (b) the Issuing Bank’s customary issuance and administration fees.

Annex A-4

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Mandatory Prepayments/ Commitment Reductions:	Limited to the prepayments under the Precedent Agreement.

All mandatory prepayments of Revolving Loans and reductions of Revolving Commitments shall be allocated among the Lenders on a pro rata basis. The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section. All mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any).

Precedent Agreement:
The Revolving Loan Agreement shall be based on, and contain terms, taken as a whole, no less favorable to the Borrower and its subsidiaries as, the credit agreement previously identified as the “Project Rover” credit agreement (the “Precedent Agreement”), as modified to (i) contain the terms and conditions set forth in this Annex A, (ii) reflect the business, operational and strategic matters and requirements relating to the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their ratings, size, industries, practices and matters, (iii) subject to changes agreed in writing by the Revolving Arrangers and the Borrower, (iv) reflect that (A) pro forma adjustments to EBITDA for cost-savings and synergies not related to the Transactions will be capped at 15% and shall require a 12-months realization timeline and (B) pro forma adjustments to EBITDA related to the Transactions will also expressly include the cost benefits of advertising inventory purchase optimization expected to be realized in connection with the Transactions, limited to the amount disclosed to the Revolving Arrangers on or prior to the Signing Date, (v) contain the Administrative Agent’s customary agency and operational provisions, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Revolving Facility and (vi) shall also include customary provisions pertaining to (A) LLC divisions, (B) lender ERISA representations, (C) fallback and successor provisions, (D) European Union bail-in, (E) erroneous payments (“Revlon” language), (F) QFC stay, and (G) qualified financial contracts (if applicable) (this paragraph, the “Revolving Facility Documentation Principles”).

Annex A-5

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Collateral / Guarantees:
The Borrower’s obligations under the Revolving Facility shall be (i) guaranteed by OT Midco, Inc. (“Midco”) and Midco’s and the Target’s wholly-owned direct and indirect material subsidiaries, subject to customary exclusions including, among other things, limitations or prohibitions on guarantees under local corporate benefit, financial assistance or other laws in the applicable jurisdictions, exclusions to the extent the Borrower determines there could reasonably be expected to be material and adverse tax consequences and exclusions to the extent the Borrower and the Administrative Agent agree the cost of obtaining such guarantee outweighs the benefit of such guarantee (collectively, the “Guarantors”), and (ii) (a) secured on a shared first priority basis (subject to permitted liens) by substantially all assets of the Borrower and the Guarantors (including direct equity interests) in which a security interest may be granted and perfected pursuant to the laws of the applicable jurisdictions of organization of the Guarantors (the “Collateral”), subject in each case to exclusions consistent with the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles, subject to “Agreed Security Principles” to be agreed and subject to an ongoing guarantor coverage test to be mutually agreed. Notwithstanding the foregoing, the entities previously identified to the Revolving Arrangers as “OT UK Bidco 1” and “Swiss Finco” shall be excluded subsidiaries and will not be Guarantors.
A Guarantor may be released due to becoming a non wholly-owned subsidiary only if (i) the transfer of the equity interests of such Guarantor has been made in a bona fide business transaction (and fair market value has been received in exchange for such transfer of equity interests) to a non-affiliate and not for the purposes of releasing such guarantee, and such transaction is otherwise permitted by the Revolving Loan Agreement; and (ii) the Borrower shall be deemed to have made an investment in the released Guarantor in an amount equal to the fair market value of the Borrower’s remaining investment in such released Guarantor, which investment shall be permitted by the provisions of the Revolving Loan Agreement.
With respect to proceeds of enforcement or distressed disposals of Collateral, the Revolving Facility shall rank super senior to the Bridge Loans and any Permanent Financing.

Annex A-6

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Intercreditor Agreement:
The lien priority, relative rights and other creditors’ rights issues in respect of the Bridge Facility and the Revolving Credit Facility, any Permanent Financing or any replacement or refinancing thereof) will be set forth in an intercreditor agreement to be mutually agreed.

Representations and Warranties:	As per the representations under the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles.
Covenants:	The Revolving Loan Agreement will include only the following affirmative and negative covenants with respect to the Borrower and its subsidiaries, and otherwise be consistent with the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles:
- Financial Covenant:
Consolidated senior secured net leverage ratio: (to be set with 40% headroom from the pro forma consolidated senior secured net leverage ratio of the Borrower immediately after the Acquisition).
The financial covenant shall be tested quarterly on a rolling 12-month basis with the first test date for the financial covenant to be in respect of the period ending on the last day of the second complete financial quarter following the Closing Date, provided that the financial covenant shall only be tested if the 40% testing threshold is exceeded.

Financial definitions (except EBITDA), to be as per the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles. Cure provisions to be as per the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles.

Annex A-7

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- Affirmative Covenants:	Information; books, records and inspections; delivery of audited annual consolidated financial statements (of which the audit opinion shall not contain any scope qualification or any “going concern” qualification other than solely with respect to, or resulting solely from, (a) an upcoming maturity date under the documentation governing any indebtedness, (b) the activities, operations, financial results, assets or liabilities of any “Unrestricted Subsidiaries”, (c) any actual, potential or prospective inability to satisfy any financial maintenance covenant or (d) the creditworthiness of the Borrower(s) and the Guarantors); delivery of unaudited quarterly consolidated financial statements and other information; certificates; notices of default or other material events; maintenance of insurance; payment of taxes; preservation of existence and consolidated corporate franchises; compliance with statutes and regulations, etc.; ERISA; maintenance of properties; transactions with affiliates; grantors; pledge of additional stock and evidence of indebtedness; use of proceeds; anti-corruption laws, further assurances and lines of business, in each case, applicable to the Borrower and its subsidiaries and with standards, qualifications, thresholds and exceptions consistent with the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles.
- Negative Covenants:
Indebtedness; liens; fundamental changes; sale of assets; restricted payments (including investments); subsidiary distributions and affiliate transactions, applicable to the Borrower and its subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles; provided that the covenants in the Revolving Loan Agreement will (i) include carveouts and/or capacity reasonably necessary to permit the payment by the Borrower and/or its affiliates of any purchase price adjustments required to be paid pursuant to the Acquisition Agreement (which, for the avoidance of doubt, shall not include any Deferred Cash Payment (as defined the Acquisition Agreement)) and (ii) prohibit the payment of the Deferred Cash Payment until the later to occur of (A) the date on which the information under Section 5.04(a) of the Precedent Agreement is delivered for the fiscal year ended December 31, 2025 or (B) the date on which the information under Section 5.04(a) of the Precedent Agreement is delivered for the fiscal year in which the Closing Date occurred.
Any transfer of material assets to an unrestricted subsidiary shall be prohibited, including by way of a restricted payment, investment, asset sale or a designation of a restricted subsidiary as an unrestricted subsidiary.

Annex A-8

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- Change of Control:	As per the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles, provided that the definition of “Change of Control” will include (i) customary language providing for the Seller as “Permitted Holder” and (ii) a prong for Outbrain Inc. owning less than 100% of the shares of OT Midco Inc. directly, or indirectly provided any intermediate entity established to hold, directly or indirectly, such shares will be required to provide a guarantee and a pledge over such entity’s shares and intercompany loans owed to such entity.
Events of Default:
As per the Precedent Agreement after giving effect to the Revolving Facility Documentation Principles, provided that a misrepresentation event of default and an unlawfulness, invalidity, rescission and repudiation event of default shall be included as per the Precedent Agreement.

Conditions Precedent to Closing and Borrowing:	The conditions to the effectiveness of the Revolving Facility will be the subject to the satisfaction (or waiver by the relevant Commitment Parties) of the Funding Conditions. The conditions precedent for borrowing under the Revolving Facility will be as per the Precedent Agreement.
Assignments and Participations:
As per the Precedent Agreement, provided that the last sentence of the last paragraph in Section 9.04.(b)(ii) of the Precedent Agreement shall not apply. For the avoidance of doubt, the first sentence in the last paragraph in Section 9.04.(b)(ii) of the Precedent Agreement shall not restrict transfers of Commitments after the Closing Date except as otherwise set forth in the assignment and participation provisions of the Revolving Loan Agreement.

Annex A-9

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Voting:
Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Revolving Facility Loans (“Required Lenders”); provided that, in addition to the approval of Required Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment, (d) certain pro rata sharing provisions, (e) the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Revolving Facility Agreement, (f) the amendment provisions included in the Revolving Facility Agreement, (g) any subordination of the Revolving Loans or (except as expressly set forth in the Revolving Loan Agreement) liens securing the Revolving Loans, (h) amendment or modification of the order or priority with respect to the application of proceeds of enforcement of collateral under the Intercreditor Agreement or the subordination provisions under the Intercreditor Agreement, and (i) release of all, or substantially all, of the guarantees or Collateral.
The Revolving Loan Agreement shall contain customary provisions for replacing, on a non-pro rata basis, “Defaulting Lenders” and terminating, on a non-pro rata basis, their commitments, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Revolving Facility shall have consented thereto in accordance with the definitions and provisions under the Precedent Agreement.

Annex A-10

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Yield Protection:	The Revolving Facility will contain customary provisions, taking into account the Documentation Principles, (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term SOFR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Revolving Facility will provide that all payments are to be made free and clear of taxes (with customary exceptions).
Indemnity:	The Administrative Agent, the Arrangers and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors, agents and representatives) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Revolving Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (a) the gross negligence, bad faith or willful misconduct of such indemnified party, or a material breach of the Loan Documents by such indemnified party or (b) arising from disputes among such indemnified parties other than any claims against the Administrative Agent in its capacity or in fulfilling its role as agent with respect to the Revolving Facility and other than any claims arising out of any act or omission on the part of the Borrower or its affiliates) (provided, that any legal expenses shall be limited to one counsel for all indemnified parties taken as a whole and if reasonably necessary, a single local counsel for all indemnified parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified parties similarly situated taken as a whole).

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Governing Law and Jurisdiction:	The Revolving Facility will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Revolving Facility Agreement.
Counsel to the Arrangers and Administrative Agent:	Ropes & Gray International LLP.

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ANNEX B
Project Activate
Terms of the Bridge Facility
Capitalized terms used but not defined in this Annex B have the meanings assigned to such terms in the Commitment Letter (including its annexes) to which this Annex B is attached.

Borrower:	OT Midco, Inc. (the “Borrower”).
Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used (i) to fund, in part, the Acquisition Consideration and (ii) to pay fees and expenses related to the Transactions.
Arrangers:	Goldman Sachs Bank USA (“Goldman Sachs” and, together with with Jefferies Finance LLC (“Jefferies”) and Mizuho Bank, Ltd. (“Mizuho” and, together with Godman Sachs and Jefferies, the “Arrangers”).
Business Day:	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.
Administrative Agent:	Goldman Sachs (in its capacity as administrative agent and collateral agent, the “Administrative Agent”) and will perform the duties customarily associated with such role.
Lenders:
Goldman Sachs, Jefferies, Mizuho and other lenders who become lenders in accordance with the Section entitled “Assignments and Participations” set forth below (each, a “Lender” and, collectively, the “Lenders”).

Ranking:	Senior Secured.
Amount of Bridge Loans:
$750,000,000 in aggregate principal amount of senior secured bridge loans (the “Bridge Loans” and the “Bridge Facility”), less the amount of any applicable reduction to the commitments (the “Commitments”) under the Bridge Facility on or prior to the Closing Date as set forth under the heading “Mandatory Prepayments/Commitment Reductions” below and minus the gross proceeds from the issuance of Permanent Financing on or prior to the Closing Date (including into escrow provided the proceeds are held in escrow under escrow release conditions that are not more onerous than the conditions to funding the Bridge Loans).

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Availability:	One drawing may be made under the Bridge Facility on the Closing Date.
Maturity:
The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date (the “Initial Maturity Date”); provided, that the Borrower may elect, upon ten business days’ advance notice to the Administrative Agent, in writing, to extend the Initial Maturity Date by an additional twelve months to the extent that, as of the date of such election (i) no event of default has occurred and is continuing and (ii) all representations and warranties are true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or material adverse effect shall be true and correct in all respects) and (iii) Borrower shall have paid the Extension Fee.

Amortization:	No amortization will be required with respect to the Bridge Facility.
Closing Date:	Same as the Revolving Facility.
Acquisition Closing Date:	Same as the Revolving Facility.
Interest Rate:	All amounts outstanding under the Bridge Facility will bear interest at the Term SOFR plus the Applicable Margin.

As used herein, the term “Term SOFR” will have meaning customary and appropriate for financings of this type and the basis for calculating accrued interest and the interest periods for loans bearing interest at Term SOFR will be customary and appropriate for financings of this type.

The Bridge Loan Agreement will contain customary fallback and successor rate provisions.

“Applicable Margin” means a percentage per annum equal to [●]%; provided that the Applicable Margin shall increase by [●]% on each [●].
The Borrower may elect interest periods of 1, 3 or 6 months (in each case, subject to availability) for Term SOFR borrowings.

In the event the Term SOFR is less than 0.00%, the Term SOFR will be deemed to be 0.00%.
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Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.
“Term SOFR Loans” means loans bearing interest based upon Term SOFR.

Interest Payments:	Except as set forth below, on the last day of selected interest periods (which will be one, three or six months) for loans bearing interest with reference to the Term SOFR (and at the end of every three months, in the case of interest periods of longer than three months) and, upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year comprised of 12 30-day months.
Duration Fees:
For so long as any Bridge Loans remain outstanding, the Borrower will pay to the Administrative Agent on each [●], for the ratable benefit of the Lenders as of each such date, a fee (the “Duration Fee”), in an amount equal to [●]% of the aggregate principal amount of the Bridge Loans outstanding on the date of payment of such Duration Fee, provided that if the Extension Fee is payable or if all outstanding Bridge Loans are repaid on the first anniversary of the Closing Date, the Duration Fee will not be payable on such first year anniversary of the Closing Date.

Extension Fee:
If the Borrower exercises its option to extend the maturity date of the Bridge Facility, the Borrower will pay to the Administrative Agent, for the ratable benefit of each Lender, an extension fee (the “Extension Fee”) in an aggregate amount equal to [●]% of the aggregate principal amount of the Bridge Loans outstanding on the Initial Maturity Date, which fee shall be earned and due and payable on the Initial Maturity Date.

Voluntary Prepayments:
The Bridge Facility may be voluntarily prepaid, in whole or in part, without premium or penalty; provided that Bridge Loans bearing interest with reference to the Term SOFR will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Bridge Loans may not be re-borrowed.

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Mandatory Prepayments/ Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the Commitments of the Lenders pursuant to the Commitment Letter and the Loan Documents shall be automatically and permanently reduced by such amounts) as set forth below:

(a)    100% of the Net Cash Proceeds (as defined below) of (i) any sale or issuance of debt securities or any incurrence or borrowing of indebtedness for borrowed money (other than Excluded Debt (as defined below), or (ii) issuance of any equity securities or equity-linked securities by the Borrower or any parent entity of the Borrower (other than (i) any such issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) any such issuances of director’s qualifying shares, (iii) any such issuances as direct consideration in a permitted acquisition or investment, (iv) any such issuances in connection with the conversion of options or warrants, (v) any such issuances under hedging programs, and (vi) any issuances to the Seller or its affiliates in connection with the Acquisition as defined in the Commitment Letter, in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries; and

(b)    100% of the Net Cash Proceeds actually received of any sale or other disposition (including any casualty or condemnation) of any assets outside the ordinary course of business (as determined by the Borrower in good faith), except for (i) sales or other dispositions between or among the Borrower and its subsidiaries, (ii) sales or other dispositions, the Net Cash Proceeds of which either do not exceed $25 million in the aggregate following receipt (or, in the case of casualty or condemnation proceeds, to be applied in the repair or replacement of the affected assets within such period as may be reasonably required); (iii) sales or other dispositions of cash, cash equivalents or other assets classified as current assets on the balance sheet of the Borrower, (iv) sales or other dispositions of notes or accounts receivable; (v) sales or other dispositions of obsolete, used or surplus equipment; and (vi) sales or other dispositions of assets in the Borrower’s general investment portfolio or of investments made in venture funds in the ordinary course of business.

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For the purposes hereof, “Excluded Debt” means (i) intercompany indebtedness among the Borrower and/or its subsidiaries, (ii) capital leases, letters of credit and purchase money and equipment financings, in each case, in the ordinary course, (iii) capital leases, letters of credit, overdraft facilities, trade, seller, customer or supply chain financing facilities and purchase money and equipment financings, in each case, in the ordinary course, (iv) ordinary course indebtedness of subsidiaries of the Borrower under any existing facility (including any borrowings under the Revolving Facility on and after the Closing Date), and (v) refinancings or replacements of the foregoing that do not increase the principal amount thereof.

“Net Cash Proceeds” means:

(a)    with respect to any sale or other disposition of assets outside the ordinary course of business by the Borrower or any subsidiary, the excess, if any, of (i) the cash or cash equivalents received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof, (B) the fees and expenses incurred by the Borrower or its subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable by the Borrower or its subsidiaries in connection with such transaction, (D) the funded escrow established pursuant to the documents governing such dispositions to secure indemnification and purchase price adjustments; provided that any amounts released from escrow shall constitute Net Cash Proceeds; and (E) the amount of reserves established by the Borrower or its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; and

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(b)    with respect to incurrence of debt securities or debt for borrowed money, the excess, if any, of (i) cash or cash equivalents received by the Borrower or its subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any debt that is required to be repaid in connection with such issuance, offering or placement and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or its subsidiaries in connection with such incurrence, issuance, offering or placement.

All voluntary and mandatory prepayments of Bridge Loans and reductions of Commitments shall be allocated among the Lenders on a pro rata basis. The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section. All mandatory prepayments shall be applied without premium or penalty (except for breakage costs, if any).
In addition, the Commitments shall terminate as provided in the Commitment Letter.

Documentation Principles:
The Bridge Loan Agreement shall be based on the Revolving Loan Agreement, as modified to (i) contain the terms and conditions set forth in this Annex B, (ii) convert the Revolving Loan Agreement into a bridge term loan credit agreement, (iii) reflect any other changes agreed in writing by the Borrower and the Arrangers, (iv) contain only those payments, conditions to borrowings, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Annex B, in each case, unless otherwise set out in the terms and conditions set forth in this Annex B, with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods substantially consistent with the corresponding standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods, as applicable, contained in the Revolving Loan Agreement (this paragraph, the “Bridge Documentation Principles”).

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Collateral / Guarantees:
The Borrower’s obligations under the Bridge Facility shall be (i) guaranteed by Outbrain Inc. and the Borrower’s and the Target’s wholly-owned direct and indirect material subsidiaries, subject to customary exclusions including, among other things, limitations or prohibitions on guarantees under local corporate benefit, financial assistance or other laws in the applicable jurisdictions, exclusions to the extent the Borrower determines there could reasonably be expected to be material and adverse tax consequences and exclusions to the extent the Borrower and the Administrative Agent agree the cost of obtaining such guarantee outweighs the benefit of such guarantee (collectively, the “Guarantors”), and (ii) (a) secured on a shared first priority basis (subject to permitted liens) by substantially all assets of the Borrower and the Guarantors (including direct equity interests) in which a security interest may be granted and perfected pursuant to the laws of the applicable jurisdictions of organization of the Guarantors (the “Collateral”), subject in each case to exclusions consistent with the Revolving Loan Agreement, including the “Agreed Security Principles” to be agreed and subject to an ongoing guarantor coverage test to be mutually agreed. Notwithstanding the foregoing, the entities previously identified to the Revolving Arrangers as “OT UK Bidco 1” and “Swiss Finco” shall be excluded subsidiaries and will not be Guarantors.
A Guarantor may be released due to becoming a non wholly-owned subsidiary only if (i) the transfer of the equity interests of such Guarantor has been made in a bona fide business transaction (and fair market value has been received in exchange for such transfer of equity interests) to a non-affiliate and not for the purposes of releasing such guarantee, and such transaction is otherwise permitted by the Bridge Loan Agreement; and (ii) the Borrower shall be deemed to have made an investment in the released Guarantor in an amount equal to the fair market value of the Borrower’s remaining investment in such released Guarantor, which investment shall be permitted by the provisions of the Bridge Loan Agreement.
With respect to proceeds of enforcement or distressed disposals of Collateral, the Revolving Facility shall rank super senior to the Bridge Loans and any Permanent Financing.

Intercreditor Agreement:	Same as the Revolving Facility.
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Representations and Warranties:
The Bridge Loan Agreement will include only the following representations and warranties with respect to the Borrower and its subsidiaries: corporate status; corporate power and authority; no violation; litigation; margin regulations; governmental approvals; Investment Company Act; true and complete disclosure; financial condition and financial statements; compliance with laws and no default; tax matters; labor matters; compliance with ERISA; subsidiaries; intellectual property; environmental laws; properties; solvency (as of the Closing Date only and with solvency to be defined in a manner consistent with Schedule I to Annex C); Patriot Act; anti-terrorism and anti-money laundering; anti-corruption and security interest in collateral, in each case with standards, qualifications and exceptions consistent with the Documentation Principles.

Covenants:	The Bridge Loan Agreement will include only the following affirmative and negative covenants with respect to the Borrower and its subsidiaries:
- Financial Covenant:	The Bridge Facility will not include any financial maintenance covenant.
- Affirmative Covenants:	Information; books, records and inspections; delivery of audited annual consolidated financial statements (of which the audit opinion shall not contain any scope qualification or any “going concern” qualification other than solely with respect to, or resulting solely from, (a) an upcoming maturity date under the documentation governing any indebtedness, (b) the activities, operations, financial results, assets or liabilities of any “Unrestricted Subsidiaries”, (c) any actual, potential or prospective inability to satisfy any financial maintenance covenant) or (d) the creditworthiness of the Borrower and Guarantors); delivery of unaudited quarterly consolidated financial statements and other information; certificates; notices of default or other material events; maintenance of insurance; payment of taxes; preservation of existence and consolidated corporate franchises; compliance with statutes and regulations, etc.; ERISA; maintenance of properties; transactions with affiliates; grantors; pledge of additional stock and evidence of indebtedness; use of proceeds; anti-corruption laws, further assurances and lines of business, in each case, applicable to the Borrower and its subsidiaries.
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- Negative Covenants:
Indebtedness (including exceptions for Excluded Debt); liens; fundamental changes; sale of assets; restricted payments (including investments); subsidiary distributions and affiliate transactions, applicable to the Borrower, provided that there shall be no ability to (A) incur debt or liens for borrowed money or (B) make restricted payments or investments (including the payment of the Deferred Cash Payment (as defined in the Acquisition Agreement)) while the Bridge Loans are outstanding other than (i) ordinary course and de minimis exceptions to be agreed and (ii) drawings under the Revolving Credit Facility; provided the covenants in the Bridge Loan Agreement will include carveouts and/or capacity reasonably necessary to permit the payment by the Borrower and/or its affiliates of any purchase price adjustments required to be paid pursuant to the Acquisition Agreement (which, for the avoidance of doubt, shall not include any Deferred Cash Payment).
Any transfer of material assets to an unrestricted subsidiary shall be prohibited, including by way of a restricted payment, investment, asset sale or a designation of a restricted subsidiary as an unrestricted subsidiary.

- Change of Control:	As per the Precedent Agreement after giving effect to the Bridge Facility Documentation Principles, provided that the definition of “Change of Control” will include (i) customary language providing for the Seller as “Permitted Holder” and (ii) a prong for Outbrain Inc. owning less than 100% of the shares of OT Midco Inc. directly, or indirectly provided any intermediate entity established to hold, directly or indirectly, such shares will be required to provide a guarantee and a pledge over such entity’s shares and intercompany loans owed to such entity.
Events of Default:	The Bridge Loan Agreement will include only the following events of default (and, as appropriate, grace periods) with respect to the Borrower and its subsidiaries: payments; representations, etc.; covenants; default under other agreements; bankruptcy, etc.; ERISA; security documents; security agreement; judgments and change of control, in each case, applicable to the Borrower and its subsidiaries.
Conditions Precedent to Closing and Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject only to the satisfaction (or waiver by the Commitment Parties) of the Funding Conditions.
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Assignments and Participations:
The Lenders may assign all or, in an amount of not less than as provided in the Precedent Agreement, any part of, their respective Bridge Loans to one or more persons which are reasonably acceptable to (a) the Administrative Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Lender or an affiliate or approved fund (as per the Precedent Agreement) thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction (other than to natural persons), subject to customary limitations on voting rights, in their respective shares of the Bridge Facility.

Required Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of total Commitments or Bridge Loans (“Required Lenders”); provided that, in addition to the approval of Required Lenders, the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the Commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any principal, interest, or fee payment (except as provided above), (d) certain pro rata sharing provisions, (e) the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Loan Agreement, (f) the amendment provisions included in the Bridge Loan Agreement, (g) any subordination of the Bridge Loans or (except as expressly set forth in the Bridge Loan Agreement) liens securing the Bridge Loans, (h) amendment or modification of the order or priority with respect to the application of proceeds of enforcement of collateral under the Intercreditor Agreement or the subordination provisions under the Intercreditor Agreement, and (i) release of all, or substantially all, of the guarantees or Collateral.

Yield Protection:	Same as the Revolving Facility.
Indemnity:	Same as the Revolving Facility.
Annex B-10

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Governing Law and Jurisdiction:	Same as the Revolving Facility.
Counsel to the Arrangers and Administrative Agent:	Ropes & Gray International LLP.
Annex B-11

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ANNEX C
Project Activate
Summary of Conditions Precedent to the Facilities
The borrowing under the Bridge Facility and the effectiveness of the Revolving Facility shall be subject solely to the satisfaction (or waiver by the Commitment Parties) of the following conditions (in each case, which will be subject to the Certain Funds Provision):
1.Concurrent Transactions. The Acquisition shall have been consummated or will be consummated substantially concurrently with the funding of the Bridge Facility and/or the funding or release from escrow of the Permanent Financing in all material respects in accordance with the terms of the Acquisition Agreement without giving effect to any modifications, consents, amendments or waivers thereto or thereunder that, in each case, are materially adverse to the interests of the Lenders, the Commitment Parties or the Arrangers, unless each Arranger shall have provided its written consent thereto (such consent not to be unreasonably withheld, conditioned or delayed); provided that an Arranger shall be deemed to have consented to any such modification, amendment, consent or waiver unless it shall object in writing thereto within five (5) business days of being notified in writing of any such proposed modification, amendment, consent or waiver; provided, further, that any increase in the consideration payable under the Acquisition Agreement (so long as such increase is paid in the form of equity of the Company) is not materially adverse to the Lenders, the Commitment Parties or the Arrangers.
2.Financial Statements. The Arrangers will have received for each of the Company and the Target (i) historical audited annual financial statements for each fiscal year ended at least 90 days prior to the Closing Date and on or after December 31, 2021 and (ii) historical quarterly financial statements for each quarter (other than any fourth fiscal quarter) ended at least 45 days prior to the Closing Date and after December 31, 2023. The Arrangers acknowledge that they have received the historical audited annual financial statements of the Company and the Target for each of the three fiscal years in the period ended December 31, 2023.
3.No Target Material Adverse Effect. Since the date of the Acquisition Agreement there shall not have occurred and be continuing any Material Adverse Effect. “Material Adverse Effect” has the meaning set forth in the Acquisition Agreement as in effect on the Signing Date.
4.Payment of Fees and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) required to be paid pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date, and the fees contemplated by the Fee Letters to be paid to the Arrangers, the Revolving Arrangers, the Administrative Agent or the Lenders on the Closing Date shall have been paid, or substantially concurrently with the funding of the Bridge Loans and the RCF Loans, if any, will be paid, in each case, to the extent required by the Fee Letters or the Loan Documents to be paid on or prior to the Closing Date.
5.Customary Closing Documents. The Company and the Guarantors, as applicable, shall have complied with the following closing conditions: (i) the delivery of customary legal opinions from Cravath, Swaine & Moore LLP or other counsel reasonably acceptable to the Arrangers, (ii) delivery of customary legal opinions from counsel in the following jurisdictions: United States,
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United Kingdom and, to the extent guarantees in respect of the Facilities from Guarantors in such jurisdictions are provided on or prior to the Closing Date, counsels in Canada, Japan, Switzerland, Singapore and Germany, (iii) certificates of good standing (or their foreign law equivalents if applicable), (iv) customary officer’s certificates with respect to incumbency and satisfaction of closing conditions in a customary form, customary evidence of authority and a customary borrowing notice, and (v) delivery of a solvency certificate from the chief financial officer of the Company substantially in the form attached hereto as Schedule I demonstrating pro forma solvency (on a consolidated basis) of the Company and its subsidiaries as of the Closing Date.
6.KYC. The Arrangers will have received at least three (3) business days prior to the Closing Date (or such later dates as they may agree) all documentation and other information regarding the applicable Borrowers required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case to the extent reasonably requested at least ten (10) business days prior to the Closing Date.
7.Accuracy of Representations. At the time of and upon giving effect to the borrowing and application of the Bridge Loans or applying the proceeds of the Permanent Financing to consummate the Acquisition on the Closing Date, (i) each Acquisition Representation shall be true and correct (but only to the extent that the Company or its applicable affiliates have the right not to consummate the Acquisition, or to terminate their respective obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such Acquisition Representation to be true and correct) and (ii) the Specified Representations shall be true and correct in all material respects (except to the extent already qualified by materiality or material adverse effect).
8.Collateral. All documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral, including with respect to the applicable Borrower and each Guarantor, subject to the post-closing provisions of paragraph 2 in Section 2 of the Commitment Letter, shall have been executed and delivered and, if applicable, be in proper form for filing.
9.Existing Revolving Credit Facility. The Second Amended and Restated Loan and Security Agreement, dated as of November 2, 2021, by and among the Borrower, as lead borrower, Zemata Holding USA Inc. and Zemata Inc., as the borrowers, the lenders party thereto and First Citizens Bank, as administrative agent, shall have been terminated or will be terminated substantially concurrently with the completion of the Acquisition.
10.With respect to the Revolving Facility only, there shall have been, or will be substantially concurrently with the effectiveness of the Revolving Facility, an issuance of Permanent Financing or funding of the Bridge Loans under the Bridge Facility.

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SCHEDULE I
TO ANNEX C
Project Activate
Form of Solvency Certificate
SOLVENCY CERTIFICATE
of
OUTBRAIN INC.
AND ITS SUBSIDIARIES
[DATE], 20[●]
Pursuant to Section [●] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of [Outbrain Inc.] (the “Company”), and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Bridge Loans and/or the application of the proceeds of the Permanent Financing, and after giving effect to the application of the proceeds of such indebtedness:
a.the fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, the sum of their debts (including contingent liabilities), subordinated, contingent or otherwise;
b.the present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.the Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and
d.the Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
[Signature Page Follows]
Schedule I-1

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IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[OUTBRAIN INC.]
By:
Name:
Title:

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